FORM 10-K                                       Page 268

Exhibit 10.10
                  CONE MILLS CORPORATION
                  1994 STOCK OPTION PLAN
                FOR NON-EMPLOYEE DIRECTORS

            NONQUALIFIED STOCK OPTION AGREEMENT



     THIS AGREEMENT, dated as of the       day of          ,
between Cone Mills Corporation, a North Carolina corporation having its principal office at 1201 Maple Street, Greensboro, North Carolina (hereinafter called the "Company"), and
                  , a non-employee director of the Company
(hereinafter called the "Option Holder").

                        WITNESSETH:

     WHEREAS, the Board of Directors of the Company adopted on
August 19, 1993, and the shareholders approved on May      ,
19    , the 1994 Stock Option Plan for Non-Employee Directors,
a copy of which is annexed hereto as Exhibit A (hereinafter called the "Plan"); and

     WHEREAS, the Plan provides that each Director who is not an employee of the Company on the date of the grant shall be granted on the fifth business day after each Annual Shareholders' Meeting of the Company an option to purchase one thousand (l,000) shares of Common Stock of the Company at the option price per share equal to the fair market value of a share of Common Stock as defined in the Plan on that date;

     NOW, THEREFORE, in consideration of the mutual promises and representations herein contained and other good and valuable consideration, it is agreed by and between the parties hereto as follows:

1. Subject to the Plan, the terms and provisions of which are incorporated herein by reference, the Company hereby grants to the Option Holder a Nonqualified Option to purchase, on the terms and subject to the conditions hereinafter set forth, all or any part of an aggregate of one thousand (1,000) shares of the Common Stock ($0.10 par value) of the Company at
the purchase price of $        per share (the "Option"),
exercisable in the amounts and at the times set forth in this paragraph 1. Unless sooner terminated as provided in Section 5(c) of the Plan or in this Agreement, the Option shall terminate, and all rights of the Option Holder hereunder shall
expire, on May    , 2001.


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FORM 10-K                                       Page 269

Exhibit 10.10 (continued)


2. Subject to Section 6 of this Agreement, the option or any part thereof may be exercised in the manner provided in
Section 5(c) of the Plan. Payment of the aggregate option price for the number of shares purchased shall be made in the manner provided in Section 5(d) of the Plan.

3. The Option or any part thereof may be exercised only while the Option Holder is a director of the Company or during the three month period after of the directorship, except as provided in Section 5(e) of the Plan pertaining to exercise rights upon the death of the Option Holder.

4. Except as provided in Section 5(e) of the Plan with respect to transfers upon the death of the Option Holder, the Option shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or any right of privilege confirmed hereby contrary to the provisions hereof, the Option and the rights and privileges confirmed hereby shall immediately become null and void.

5. If the Company shall be a party to any merger of consolidation in which it is not the surviving corporation or pursuant to which the shareholders of the Company exchange their Common Stock, or if the Company shall dissolve or liquidate or sell all or substantially all of its assets, all options outstanding under this Plan shall terminate on the effective date of such merger, consolidation, dissolution, liquidation or sale; provided, however, that the Board of Directors, in its discretion, may authorize a payment to each optionee that approximates the economic benefit that the optionee would realize if the option were exercised immediately before such effective date, may authorize a payment in such other amount as it deems appropriate to compensate each optionee for the termination of this option, or may arrange for the granting of a substitute option to each optionee.

6. The Option Holder acknowledges that, upon exercise of the option, he or she will recognize ordinary income for federal and state income tax purposes (generally in an amount equal to the difference between the fair market value of the purchased shares on the date of exercise and the option price therefor) and the company will be entitled to a corresponding deduction and that, consequently, no exercise of the option will be effective until he or she has paid, or made arrangements for payment, to the company at an amount equal to the income and
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FORM 10-K                                       Page 270

Exhibit 10.10 (continued)


other taxes that the company is required to withhold, if any, from the Option Holder as a result of his or her exercise of the option.

7. The Option Holder agrees that the shares issued upon the exercise of the option shall not be sold prior to six (6) months after the date of the grant of the option and if the shares are issued prior to such date, the share certificates will be issued with a restrictive legend barring such transfer prior to the expiration of such time period.

8. Any notice to be given to the Company shall be addressed to the Secretary of the Company at 1201 Maple Street, Greensboro, North Carolina 27405.

9. Nothing herein contained shall affect the right of the Option Holder to participate in and receive benefits under and in accordance with the provisions of any benefit plan or program of the Company as in effect from time to time and for which the director is otherwise eligible.

10. This Agreement shall be binding upon and inure to the benefit of the Option Holder, his personal representatives, heirs and legatees, but neither this Agreement nor any rights hereunder shall be assignable or otherwise transferable by the Option Holder except as expressly set forth in this Agreement or in the Plan.

11.  Other terms and conditions:












                             CONE MILLS CORPORATION


                             By


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